Exhibit 3.1

AMENDMENT TO

QUALITY CARE PROPERTIES, INC.

AMENDED AND RESTATED BYLAWS

Effective March 22, 2018, Article XV of the Amended and Restated Bylaws of Quality Care Properties, Inc. was amended and restated to read in full as follows:

ARTICLE XV

AMENDMENT OF BYLAWS

The Board of Directors, by the affirmative vote of a majority of the entire Board of Directors, or the stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, shall have the power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.